GBC'S CFO ANNOUNCES RESIGNATION

           Northbrook, IL, May 30, 2001 General Binding Corporation (Nasdaq: GBND) announced today that Terry G. Westbrook has resigned, effective immediately, as Senior Vice President and Chief Financial Officer to pursue other interests.

          "Terry played a significant role in helping GBC through its cost reduction and restructuring programs initiated in 1999," noted Dennis Martin, GBC's Chairman, President and CEO. "We thank him for his many contributions at GBC, and we wish him well in his future endeavors."

          GBC is an innovative global technology leader in document finishing, film lamination, visual communications and paper shredder products. GBC's products are marketed in over 115 countries under the GBC, Quartet, Ibico, VeloBind, Shredmaster, Bates, Sickinger, Pro-Tech, and Fordigraph brands and are used in the commercial, business, educational, home office and governmental markets. Lane Industries, Inc., a diversified holding company based in Northbrook, IL, is the majority shareholder of GBC.

           This press release includes forward-looking statements involving uncertainties and risks, and there can be no assurance that actual results will not differ from the Company's expectations. The words "should," "believe," "anticipates," "plans," "may," "expects" and other expressions that indicate future events and trends identify forward-looking statements. Factors that could cause materially-different results include, among other things, competition within the office products and lamination film products markets, effects of general economic conditions, issues associated with the integration of recently-acquired operations, the ability of the Company's distributors to successfully market the Company's products and other risks described in the Company's filings with the S.E.C. The Company assumes no obligation to update its forward-looking statements.

Contact: Paul J. Bors, Corporate Treasurer
            (847) 291-6187
            pbors@gbc.com (E-mail)
               www.gbc.com (GBC's web site)